UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	September 9, 2011

ANTARES PHARMA, INC.
(Exact name of registrant specified in its charter)

Delaware	1-32302	41-1350192
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

250 Phillips Blvd., Suite 290, Ewing, NJ		08618
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone, including area code:	(609) 359-3020

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

□      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

□      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 5.02.                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On September 9, 2011, upon the recommendation of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Antares Pharma, Inc. (the “Company”), the Board approved discretionary grants of the Company’s common stock, $.01 par value (“Common Stock”), to certain of its executive officers based on their respective roles in the accomplishment of key finance, business development and product development achievements in the past quarter.  Dr. Paul Wotton, Ph.D., the Company’s President and Chief Executive Officer, Mr. Robert F. Apple, the Company’s Executive Vice President, Chief Financial Officer and President of the Parenteral Products Division, and Dr. Kaushik J. Dave, Ph.D, Executive Vice President of Product Development each received discretionary grants.  Dr. Wotton received a discretionary grant of 40,000 shares of Common Stock, Mr. Apple received a discretionary grant of 35,000 shares of Common Stock and Dr. Dave received a discretionary grant of 25,000 shares of Common Stock.

Item 7.01.                      Regulation FD Disclosure.

On September 9, 2011, the Board approved a new director compensation program for the benefit of the non-employee members of the Board.  The new non-employee director compensation program is effective as of September 9, 2011 and will continue in effect through calendar year 2012, unless otherwise modified by the Board.  The last review of non-employee director compensation occurred in the third quarter of calendar year 2009 using peer group data from calendar year 2008.  In the fourth quarter of calendar year 2010, the Company’s peer group was updated to reflect the growth that the Company experienced in recent years.  As a result, the Company commissioned a study by Buck Consultants, an independent compensation consultant, to analyze compensation packages for its non-employee directors as compared to non-employee director compensation in place at companies in the Company’s updated peer group based on such group’s publicly-filed data for calendar year 2010.

The study revealed that the level of total compensation for the non-employee directors of the Company was below the 25th percentile of the non-employee director compensation paid by the Company’s peers, primarily due to low annual equity retainer values.  Taking into account the study and the Company’s performance relative to its peers, the equity component of non-employee director compensation was revised to place it in closer alignment to that of the Company’s peer group.  As such, effective September 9, 2011, the annual nonqualified stock option grant for non-employee directors other than the Board Chairman was increased to 60,000 shares of Common Stock from 40,000 shares and the annual nonqualified stock option grant was increased to 120,000 shares of Common Stock from 80,000 shares for the Board Chairman.  The additional nonqualified stock options were approved on September 9, 2011, at an exercise price per share of $2.24, the closing price per share of the Common Stock as of such date.

In connection with the study performed by Buck Consultants, the Board also approved modest increases to the retainer fees associated with membership on the Audit and Compensation Committees of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTARES PHARMA, INC.

Date:	September 15, 2011	By:	/s/ Paul K. Wotton
		Name:	Dr. Paul K. Wotton
		Title:	President and Chief Executive Officer